Exhibit 32.2

Certification

Pursuant to the requirements set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350), the undersigned, in his capacity as the Chief Financial Officer of Del Monte Foods Company, hereby certifies that, to the best of his knowledge:

1.	The quarterly report of Del Monte Foods Company on Form 10-Q for the period ended January 28, 2007, to which this certification is attached as Exhibit 32.2 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of Del Monte Foods Company at the end of and for the period covered by the Periodic Report.

Date: March 6, 2007

/s/ DAVID L. MEYERS
David L. Meyers Executive
Vice President, Administration and Chief Financial Officer

This certification accompanies and is being “furnished” with this Periodic Report, shall not be deemed “filed” by Del Monte Foods Company (the “Company”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Periodic Report, irrespective of any general incorporation language contained in such filing. A signed original of this written statement required by Section 906 has been provided to Del Monte Foods Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.